SUBSCRIPTION AGREEMENT



Light Revolution Fund, Inc.
704 Court A
Tacoma, Washington  98402

Gentlemen:

     The undersigned purchaser (the "Purchaser") hereby subscribes to the number of shares (the "Shares") of common stock of Light Revolution Fund, Inc. (the
"Company") as follows:

                                                        Aggregate
          Series         Number of      Per Share     Purchase Price
                          Shares          Price

     Light Revolution      2,500           $10           $25,000
     Fund

     It is understood that a certificate representing the Shares shall not be issued to the undersigned, but such ownership shall be recorded on the books and records of the Company's transfer agent.
Notwithstanding the fact that a certificate representing ownership will not be issued, the Shares will be deemed fully paid and nonassessable.

     The Purchaser agrees that the Shares are being purchased for investment with no present intention to resell or redeem the Shares.

     This Subscription Agreement supersedes any and all prior subscription agreements between the Purchaser and the Company.


     Dated and effective as of the 2nd day of April, 1999.


                              Purchaser:
                              STETSON MAINE & CO. LLC



                              /s/David Fogg
                              ---------------------
                              By:  David Fogg
                              Title: Manager


                      ACCEPTANCE


     The foregoing subscription is hereby accepted.


     Dated and effective as of the 2nd day of April, 1999.


                              LIGHT REVOLUTION FUND,INC.


                              /s/Henry Hewitt
                              -----------------
                              By:  Henry Hewitt
                              Title:  President